                                EXHIBIT 2



                         STOCK PURCHASE AGREEMENT


                               by and among


                           SPARTAN MOTORS, INC.,
                                 ("Buyer")

                                    and

           A. RUSSELL MELGAARD, RONALD J. BACH, ROBERT D. POTTS,
                 JOHN M. SCHULZETENBERG, PETER L. HAUSER,
                    ROGER SCHNOBRICH, AS TRUSTEE UNDER
           THE HELEN C. SCHNOBRICH TRUST DATED DECEMBER 29, 1994,
                  BOBBI JO BRACK, AND WILLIAM J. MARKETON
                        ("Shareholders" of Seller)


                      CONCERNING THE CAPITAL STOCK OF


                     LUVERNE FIRE APPARATUS CO., LTD.
                                ("Seller")

                             TABLE OF CONTENTS

                                                                       Page

ARTICLE 1  STOCK PURCHASE. . . . . . . . . . . . . . . . . . . . . . . . .1
          1.1   Shares . . . . . . . . . . . . . . . . . . . . . . . . . .1
          1.2   Purchase Price . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE 2  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
          2.1   Place and Date of Closing. . . . . . . . . . . . . . . . .1
          2.2   Actions at Closing . . . . . . . . . . . . . . . . . . . .1
          2.3   Closing Balance Sheet. . . . . . . . . . . . . . . . . . .2
          2.4   Section 338(h)(10) Election. . . . . . . . . . . . . . . .3
          2.5   Preparation of Tax Returns Post-Closing. . . . . . . . . .3

ARTICLE 3  REPRESENTATIONS AND WARRANTIES
     OF THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . .3
          3.1   Disclosure Statement . . . . . . . . . . . . . . . . . . .4
          3.2   Organization and Good Standing . . . . . . . . . . . . . .4
          3.3   Capitalization of Seller . . . . . . . . . . . . . . . . .4
          3.4   Enforceability . . . . . . . . . . . . . . . . . . . . . .5
          3.5   No Conflict with Other Instruments or Proceedings. . . . .5
          3.6   Compliance with Laws and Other Regulations . . . . . . . .5
          3.7   Financial Statements . . . . . . . . . . . . . . . . . . .5
          3.8   Absence of Undisclosed Liabilities . . . . . . . . . . . .6
          3.9   Absence of Certain Changes or Events . . . . . . . . . . .6
          3.10  Customers and Suppliers. . . . . . . . . . . . . . . . . .7
          3.11  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .7
          3.12  Accounts Receivable. . . . . . . . . . . . . . . . . . . .8
          3.13  Inventory. . . . . . . . . . . . . . . . . . . . . . . . .9
          3.14  Real Property. . . . . . . . . . . . . . . . . . . . . . .9
          3.15  Personal Property. . . . . . . . . . . . . . . . . . . . .9
          3.16  Condition of Assets. . . . . . . . . . . . . . . . . . . .9
          3.17  Intellectual Property. . . . . . . . . . . . . . . . . . 10
          3.18  Contracts. . . . . . . . . . . . . . . . . . . . . . . . 10
          3.19  Employee Relations . . . . . . . . . . . . . . . . . . . 10
          3.20  Employee Benefit Plans . . . . . . . . . . . . . . . . . 11
          3.21  Environmental Matters. . . . . . . . . . . . . . . . . . 11
          3.22  Litigation . . . . . . . . . . . . . . . . . . . . . . . 13
          3.23  Product Liabilities and Warranties . . . . . . . . . . . 13
          3.24  Insurance. . . . . . . . . . . . . . . . . . . . . . . . 13
          3.25  Permits and Licenses . . . . . . . . . . . . . . . . . . 14
          3.26  Applications, Proxy Materials, Etc . . . . . . . . . . . 14
          3.27  Books and Records. . . . . . . . . . . . . . . . . . . . 14
          3.28  Relationships with Related Persons . . . . . . . . . . . 15
          3.29  Minimum Net Worth. . . . . . . . . . . . . . . . . . . . 15
          3.30  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . 15
          3.31  Accuracy of Statements . . . . . . . . . . . . . . . . . 15

                                                                       Page

ARTICLE 4  BUYER'S REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . 16
          4.1   Buyer's Organization and Good Standing . . . . . . . . . 16
          4.2   Enforceability . . . . . . . . . . . . . . . . . . . . . 16
          4.3   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 5  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         5.1   Access and Investigation. . . . . . . . . . . . . . . . . 16
         5.2   Operation of the Business . . . . . . . . . . . . . . . . 16
         5.3   Negative Covenant . . . . . . . . . . . . . . . . . . . . 17
         5.4   Required Approvals. . . . . . . . . . . . . . . . . . . . 17
         5.5   Notification. . . . . . . . . . . . . . . . . . . . . . . 17
         5.6   No Negotiation. . . . . . . . . . . . . . . . . . . . . . 17
         5.7   No Competition. . . . . . . . . . . . . . . . . . . . . . 17
         5.8   Release of Claims . . . . . . . . . . . . . . . . . . . . 18
         5.9   Pre-Closing Distribution of Cash. . . . . . . . . . . . . 19
         5.10  Best Efforts. . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 6 CONDITIONS PRECEDENT TO BUYER'S
    OBLIGATION TO CLOSE. . . . . . . . . . . . . . . . . . . . . . . . . 19
         6.1   Accuracy of Representations . . . . . . . . . . . . . . . 19
         6.2   Shareholders' Performance . . . . . . . . . . . . . . . . 19
         6.3   Consents. . . . . . . . . . . . . . . . . . . . . . . . . 19
         6.4   Legal Opinion . . . . . . . . . . . . . . . . . . . . . . 19
         6.5   Additional Documents. . . . . . . . . . . . . . . . . . . 19
         6.6   No Proceedings. . . . . . . . . . . . . . . . . . . . . . 20
         6.7   No Claim Regarding Sale Proceeds. . . . . . . . . . . . . 20
         6.8   No Prohibition. . . . . . . . . . . . . . . . . . . . . . 20
         6.9   Employment Agreement. . . . . . . . . . . . . . . . . . . 20

ARTICLE 7 CONDITIONS PRECEDENT TO THE SHAREHOLDERS'
    OBLIGATION TO CLOSE. . . . . . . . . . . . . . . . . . . . . . . . . 20
         7.1   Accuracy of Representations . . . . . . . . . . . . . . . 20
         7.2   Buyer's Performance . . . . . . . . . . . . . . . . . . . 21
         7.3   Legal Opinion . . . . . . . . . . . . . . . . . . . . . . 21
         7.4   Additional Documents. . . . . . . . . . . . . . . . . . . 21
         7.5   No Injunction . . . . . . . . . . . . . . . . . . . . . . 21
         7.6   Release of Guaranties . . . . . . . . . . . . . . . . . . 21
         7.7   Employment Agreement. . . . . . . . . . . . . . . . . . . 21

ARTICLE 8  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . 21
         8.1   Termination Events. . . . . . . . . . . . . . . . . . . . 21
         8.2   Effect of Termination . . . . . . . . . . . . . . . . . . 22

ARTICLE 9  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 22
         9.1   Indemnification and Reimbursement by Shareholders . . . . 22
         9.2   Limitations on Indemnification. . . . . . . . . . . . . . 23

                                                                       Page

         9.3   Third-Party Claims. . . . . . . . . . . . . . . . . . . . 23
         9.4   Claims by Buyer . . . . . . . . . . . . . . . . . . . . . 24
         9.5   Remedies Cumulative . . . . . . . . . . . . . . . . . . . 25

ARTICLE 10  GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         10.1  Survival of Representations, Warranties, Covenants,
               and Indemnities . . . . . . . . . . . . . . . . . . . . . 25
         10.2  Assignment and Benefits . . . . . . . . . . . . . . . . . 25
         10.3  Confidentiality . . . . . . . . . . . . . . . . . . . . . 25
         10.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 25
         10.5  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 26
         10.6  Entire Agreement. . . . . . . . . . . . . . . . . . . . . 26
         10.7  Amendments and Waivers. . . . . . . . . . . . . . . . . . 26
         10.8  No Third-Party Beneficiaries. . . . . . . . . . . . . . . 26
         10.9  Severability. . . . . . . . . . . . . . . . . . . . . . . 27
         10.10 Headings. . . . . . . . . . . . . . . . . . . . . . . . . 27
         10.11 Governing Law . . . . . . . . . . . . . . . . . . . . . . 27
         10.12 Construction. . . . . . . . . . . . . . . . . . . . . . . 27
         10.13 Counterparts. . . . . . . . . . . . . . . . . . . . . . . 27

                         STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made between SPARTAN MOTORS, INC., a Michigan corporation ("BUYER"), A. RUSSELL MELGAARD, RONALD J. BACH, ROBERT D. POTTS, JOHN M. SCHULZETENBERG, PETER L. HAUSER, ROGER SCHNOBRICH, AS TRUSTEE UNDER THE HELEN C. SCHNOBRICH TRUST AGREEMENT dated December 29, 1994, BOBBI JO BRACK, AND WILLIAM J. MARKETON (individually, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS"). The Shareholders own all of the issued and outstanding common stock (the "SHARES"), $0.10 par value per share, of Luverne Fire Apparatus Co., Ltd., a South Dakota corporation ("SELLER").

          Seller is engaged in the manufacture, distribution, and sale of fire truck apparatus from its facilities in Brandon, South Dakota (the "BUSINESS"). Buyer desires to become affiliated with Seller through the purchase of all of the issued and outstanding capital stock of Seller, on the terms and subject to the conditions set forth in this Agreement. Following the stock purchase, Seller would be a wholly owned subsidiary of Buyer.


                         ARTICLE 1  STOCK PURCHASE

     1.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, the Shareholders will sell and transfer to Buyer, and Buyer will purchase from the Shareholders, the Shares.

     1.2 PURCHASE PRICE. The aggregate purchase price for the Shares shall be $2,000,000, to be paid to the Shareholders pro rata in cash pursuant to Article 2.


                            ARTICLE 2  CLOSING

     2.1 PLACE AND DATE OF CLOSING. The purchase and sale contemplated by this Agreement (the "CLOSING") shall take place at the offices of a place mutually agreeable to the parties, on the later of (a) August 22, 1997;
(b) the date that is three business days following the obtaining of required governmental consents (if any); or (c) such other time and place as the parties may agree. Subject to the provisions of Article 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Closing shall be deemed to be effective upon the close of business on that date (the "CLOSING DATE").

     2.2  ACTIONS AT CLOSING.

          2.2.1 BUYER'S ACTIONS. At the closing, Buyer will deliver to the Shareholders:

              (a) CASH. Cash of $2,000,000, pro rata, to the Shareholders by bank cashier's or certified check or by wire transfer to accounts specified by the Shareholders.

              (b) EMPLOYMENT AGREEMENT. The Employment Agreement, as set forth in Section 6.9, executed by Seller.

              (c) CONSULTING AGREEMENT. The consulting agreement with Mr. Melgaard, in substantially the form as set forth in EXHIBIT
          2.2.1 (the "CONSULTING  AGREEMENT") executed by Seller.

              (d) LEGAL OPINION, ETC. The legal opinion of Buyer's counsel, as set forth in Section 7.3, and those supplemental documents and certificates set forth in Section 7.4.

              (e) INDEMNIFICATION AGREEMENT. The indemnification agreement set forth in Section 7.6, executed by Buyer.

          2.2.2   SHAREHOLDERS' ACTIONS.  At the closing, the
     Shareholders will deliver to Buyer:

              (a) CERTIFICATES. Certificates representing all of the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer.

              (b) SECTION 338 ELECTION. An executed copy of Internal Revenue Code Form 8023-A, executed by each Shareholder, complete and accurate, except for such information that relates to Buyer.

              (c) EMPLOYMENT AGREEMENT. The Employment Agreement, as set forth in Section 6.9, executed by Mr. Marketon.

              (d) CONSULTING AGREEMENT. The Consulting Agreement, as set forth in Section 2.2.1, executed by Mr. Melgaard.

              (e) LEGAL OPINION, ETC. The legal opinion of Buyer's counsel, as described in Section 6.4, and those supplemental documents and certificates set forth in Section 6.5.

              (f) INDEMNIFICATION AGREEMENT. The indemnification agreement set forth in Section 7.6, executed by the Shareholders.

     2.3  CLOSING BALANCE SHEET.

          2.3.1 PREPARATION. Within 90 days after the Closing, Buyer shall prepare or cause to be prepared, a balance sheet, dated as of the Closing, reflecting the assets and liabilities of Seller (the

     "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared in a manner that is consistent with past practice and the books and records of Seller and that fairly presents Seller's financial condition and results of operations as of the Closing.

          2.3.2 CLOSING BALANCE SHEET DISPUTES. The Closing Balance Sheet shall be final, conclusive, and binding on the Shareholders unless, within 21 days after the delivery of the Closing Balance Sheet to the Shareholders, the Shareholders shall notify Buyer in writing of the Shareholders' collective objections to the Closing Balance Sheet, specifically listing the disputed items and amounts and the facts and accounting principles supporting each of the Shareholders' objections. If the Shareholders give notice of objection, Buyer and Shareholders shall try to resolve the objections within 14 days after Buyer receives the notice. If Buyer and the Shareholders are unable to resolve Seller's objections within that period, the parties shall promptly refer the disputed matters to a nationally recognized independent accounting firm selected by Buyer and Shareholders. The accounting firm shall be guided in reaching a determination with respect to the disputed matters by the applicable provisions of this Agreement. Buyer and Shareholders shall equally pay the fees and expenses of the independent accounting firm.

     2.4 SECTION 338(H)(10) ELECTION. The Shareholders shall, at Buyer's option, file an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and the regulations issued pursuant to the Internal Revenue Code (the "CODE"), and any equivalent election under state tax law for comparable treatment, in a form reasonably required by Buyer. Buyer may require such an election at any time prior to 12 months after the Closing Date by written notice to the Shareholders.

     2.5 PREPARATION OF TAX RETURNS POST-CLOSING. Following the Closing, the Shareholders shall cause Seller's final federal, state, and local (if applicable) tax returns through the Closing Date (the "1997 TAX RETURNS") to be prepared by Henry Scholten & Company, in consultation with both Buyer and the Shareholders. Not later than the later of (a) 30 days after the election or expiration of Buyer's option to require a Section 338(h)(10) election, or (b) 60 days prior to the latest date that the 1997 Tax Returns could be filed in a timely manner, the Shareholders shall cause Henry Scholten & Company to distribute a completed draft of the 1997 Tax Returns to Buyer. Upon the delivery of the draft 1997 Tax Returns to Buyer, Buyer shall have 30 days to make any objection to Henry Scholten & Company and the Shareholders (with such objection containing a statement of the basis of the objection). Henry Scholten & Company shall then have 21 days to resolve any issues between the parties and issue its final determination on the 1997 Tax Returns. Henry Scholten & Company's resolution of the disputed issues shall be final and binding on the parties.

                 ARTICLE 3  REPRESENTATIONS AND WARRANTIES
                            OF THE SHAREHOLDERS

          The Shareholders, jointly and severally, represent and warrant to Buyer as follows:

     3.1 DISCLOSURE STATEMENT. The Shareholders have delivered to Buyer two identical copies of individually numbered schedules (collectively, the "DISCLOSURE STATEMENT") corresponding to the sections and subsections of this Article. To the knowledge of the Shareholders, each individual schedule in the Disclosure Statement contains exceptions to the specifically identified section and subsection contained in this Article and sets forth each exception in reasonable detail, with attached documentation as necessary to reasonably explain the exception. Any exception to the representations and warranties contained in a section or subsection of this Article is described in a separate schedule of the Disclosure Statement that specifically identifies the applicable section or subsection of this Article. The Disclosure Statement is complete and accurate in all respects. The Shareholders have provided Buyer with true and complete copies of all documents referenced in the Disclosure Statement.

     3.2 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Seller has all requisite corporate power and authority to lease and operate the properties now leased by it and to carry on its businesses as presently conducted. Neither the character of the properties leased or used by Seller, nor the nature of the business transacted by Seller, require the licensing or qualification of Seller as a corporation in any jurisdiction. Seller is not qualified to do business as a foreign corporation in any jurisdiction. Seller does not have any subsidiaries and does not own or have the contractual right to acquire any equity interest in any other entity.

     3.3 CAPITALIZATION OF SELLER. The authorized equity securities of Seller consists of 5,000,000 Shares, of which 277,778 shares are issued and outstanding (as of the date of this Agreement and immediately prior to the Closing) and constitute all of the Shares. Each Shareholder's ownership, including shares evidenced by each certificate, is set forth in the Disclosure Statement. The Shareholders are as of the date of this Agreement and will be immediately prior to the Closing the record and beneficial owners and holders of all of the Shares, free and clear of all encumbrances and adverse claims. With the exception of the Shares (all of which are owned by the Shareholders), there are no other issued or outstanding equity securities or other securities of Seller. No legend or other reference to any purported encumbrance appears upon any Share. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of Seller. None of the Shares was issued in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT") or any other applicable legal requirement. Seller does not own, and has no contract or obligation to acquire, any equity securities or other securities of any Shareholder or other person or entity, or any direct or indirect equity or ownership interest in any other business.

     3.4 ENFORCEABILITY. Each Shareholder has the full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement is binding upon each Shareholder and is enforceable against each Shareholder in accordance with the terms of this Agreement.

     3.5 NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS. Except as disclosed in Section 3.5 of the Disclosure Statement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, Seller's Articles of Incorporation or Bylaws or any contract, agreement or other obligation to which Seller or a Shareholder is now a party or by which Seller or the Shareholders or any of Seller's properties or assets may be bound or affected; (b) violate any law, rule, or regulation, license, or permit promulgated or issued by any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency, or governmental body; (c) result in the imposition of any tax, lien, or encumbrance on Seller or any of the assets of Seller; or (d) result in the acceleration of any of Seller's indebtedness or increase the rate of interest payable by Seller. There are no consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental or regulatory authorities required of Seller or a Shareholder in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

     3.6 COMPLIANCE WITH LAWS AND OTHER REGULATIONS. Except as disclosed in Section 3.6 of the Disclosure Statement and to the knowledge of the Shareholders, Seller is not subject to, nor has Seller or any Shareholder been threatened with, any fine, penalty, liability, or disability as the result of a failure to comply with any requirement of federal, state, local, or foreign law, rule, or regulation (including those relating to the environment, employment of labor, or occupational health and safety) or any requirement of any governmental body or agency having jurisdiction over Seller, the conduct of the Business, the use of Seller's assets or properties or any premises occupied by Seller. Seller is in compliance with all of those laws, rules, regulations, and other requirements.

     3.7 FINANCIAL STATEMENTS. The audited financial statements of Seller as of and for the years ended December 31, 1996, 1995, and 1994, as reported on by Seller's independent accountants, Henry Scholten & Company, and the unaudited consolidated financial statements of Seller as of and for the three and six month periods ended March 31, 1997, and June 30, 1997, respectively, including all schedules and notes relating to such statements, as previously delivered to Seller, are correct and complete in all material respects. True and complete copies of such financial statements have been provided to Buyer. These statements fairly present Seller's financial condition and results of operations on a basis on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently throughout the periods indicated, except (a) as otherwise noted in such financial statements or the notes thereto, and (b) subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the financial statements. The financial statements referred to in this Section 3.7 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

     3.8  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in
Section 3.8 of the Disclosure Statement and except for (a) current liabilities incurred in the Ordinary Course of Business (as defined below), which liabilities would not, individually or in the aggregate, reasonably be expected to adversely affect Seller or the Business, and (b) liabilities and obligation reflected or reserved against in the Closing Balance Sheet, Seller does not have any debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including, but not limited to, guarantees, liabilities, or obligations on account of taxes, other governmental charges, duties, penalties, interest, or fines, and there is no basis for the assertion
against Seller of any debt, liability, or obligation.    For the purposes
of this Agreement, an action taken by Seller will be deemed to have been taken in the "ORDINARY COURSE OF BUSINESS" only if: (a) such action is consistent with the past practices of Seller and is taken in the ordinary course of the normal day-to-day operations of Seller; (b) such action is not required to be authorized by the board of directors of Seller; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any person or group of persons exercising similar authority) in the ordinary course of the normal day-to-day operations of other entities that are in the same line of business as Seller.

     3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, Seller has conducted the Business in the Ordinary Course of Business and has maintained Seller's records and books of account relating to the Business in a manner that fairly and accurately reflects Seller's transactions, assets, and liabilities in accordance with standard accounting practices consistently applied, and, since December 31, 1996, there has been no adverse change in the condition of the Business, financial or otherwise, or in Seller's properties. In particular, and without limiting the foregoing, since December 31, 1996, Seller has not with respect to the Business: (a) paid, discharged, or satisfied any claim, liability, or obligation except for claims, liabilities, and obligations disclosed or reserved against on the Closing Balance Sheet or incurred since December 31, 1996 in the Ordinary Course of Business and consistent with past practice; (b) written down or written off any item of inventory or written down or written off any note or account receivable as uncollectible; (c) canceled or waived, or agreed to cancel or waive, any debt, claim, or right (absolute or contingent) having a value or potential value in excess of $10,000; (d) subjected any assets to any claim, lien, mortgage, security interest, encumbrance, charge, or other restriction;
(e) sold, transferred, or otherwise disposed of any assets except in the Ordinary Course of Business; (f) disposed of or permitted a lapse of any license, permit, patent, trademark, trade name, or copyright; (g) disposed of or disclosed to any person any trade secret, formula, process, or know-how; (h) increased the compensation of, or declared or agreed to pay a bonus to, any officer or employee, except regularly scheduled increases in compensation to non-officer employees in the Ordinary Course of Business and any increase to Mr. Marketon; (i) suffered a loss of or a reduction in working capital available for current or prospective operations; (j) made any payment, loan, or advance to, or entered into any agreement or arrangement (including agreements and arrangements relating to the sale, transfer, or lease of property or other assets) with, any director, officer, employee, or shareholder; (k) made any capital expenditure, purchase order, or commitment in excess of $10,000 for additions to property, plant, equipment, or otherwise; (l) purchased or placed a purchase order for inventory, supplies, or any other items, or entered into any other agreement or transaction other than in the Ordinary Course of Business; (m) suffered any loss of or damage to physical property or other assets, whether or not covered by insurance; (n) except as disclosed in
Section 3.9 of the Disclosure Statement, paid or incurred any obligation to pay any dividends or other distributions with respect to Seller's capital stock; (o) issued or authorized capital stock of Seller; or (p) violated any federal, state, local, or foreign law, statute, ordinance, regulation, or order.

     3.10 CUSTOMERS AND SUPPLIERS. Since the Balance Sheet Date, there has not been any adverse change in Seller's business relationship with any of the 10 largest customers or dealers of the Business or the 10 largest suppliers of the Business, nor could an adverse change be reasonably anticipated as a result of the transactions contemplated by this Agreement.

     3.11 TAXES.

          3.11.1 FILINGS. Seller filed on a timely basis since 1991 all "Tax Returns" (as defined below) that are or were required to be filed by or with respect to Seller or any subsidiary of Seller, either separately or as a member of a group of corporations, pursuant to any applicable federal, state, local, municipal, foreign, international, or other administrative order, constitution, law, ordinance, common law, rule, regulation, statute, or treaty (collectively, a "LEGAL REQUIREMENT"). Seller has paid, or made provision for the payment of, all "Taxes" (as defined below) that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Seller, except such Taxes, if any, being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the financial statements.

          3.11.2 AUDITS. Seller has never been audited by any taxing authority other than a 1996 South Dakota sales and use tax audit with respect to the three preceding years. Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person or entity) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

          3.11.3 RESERVES. The charges, accruals, and reserves with respect to Taxes on the books of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller's liability for Taxes. There exists no proposed tax assessment against any Seller.
     No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by any Seller. All Taxes that Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person or entity.

          3.11.4 S-CORP STATUS. Seller, at all times since June, 1991, has had, and will immediately prior to the Closing have, in effect an effective election to be treated as an S corporation under
     Section 1361 of the Code and under appropriate state tax laws and regulations that recognize such an election. Seller has at all times since June, 1991 satisfied all requirements for taxation as an S corporation for state and federal tax purposes.

          3.11.5 BUSINESS COMBINATIONS. Since June, 1991, Seller has not merged or consolidated with, or acquired stock of, or assumed or became subject to any tax liabilities of, any corporation taxed under Subchapter 1C of Subtitle A of the Code.

          3.11.6 TRUE, CORRECT, AND COMPLETE. All Tax Returns filed by (or that include on a consolidated basis) Seller are true, correct, and complete. There is no tax sharing agreement that will require any payment by Seller after the date of this Agreement. During the consistency period (as defined in Section 338(h)(4) of the Code with respect to the sale of the Shares to Buyer), no Seller or target affiliate (as defined in Section 338(h)(6) of the Code with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the Code) that includes Buyer.

          3.11.7 TAX DEFINED. "TAX" shall mean any tax (including any income tax, capital gains tax, value-added tax, employment or occupational-related tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body.

          3.11.8 TAX RETURN DEFINED. "TAX RETURN" shall mean any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     3.12 ACCOUNTS RECEIVABLE. All accounts receivable of Seller that are reflected on the Closing Balance Sheet or on the accounting records of Seller as of the Closing (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Closing Balance Sheet or on the accounting records of Seller as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the balance sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

     3.13 INVENTORY. Seller has provided Buyer and its representatives the opportunity to inspect its inventory. The inventory is duly reflected and reserved for in Seller's books and records.

     3.14 REAL PROPERTY. Seller does not own and has never owned any real property. The Shareholders have provided Buyer with a complete copy of the only real property lease. To the knowledge of the Shareholders, no building or improvement that Seller leases or uses encroaches on any easement or property owned by another and no building or improvement owned by another encroaches on any property that Seller leases or uses or on any easement the benefit of which runs to Seller. To the knowledge of the Shareholders, Seller is not in violation of any zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement relating to any real property that Seller leases or uses. To the knowledge of the Shareholders, there are no ground subsidences or slides on any real property that Seller leases or uses. All buildings and improvements that Seller leases or uses are in good condition (normal wear and tear excepted), are structurally sound and not in need of repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of the Business as presently conducted. None of the real property leased or used by Seller is the subject of any condemnation action and there is no proposal under consideration by any public or governmental authority or entity to use any of the real property leased or used by Seller for some other purpose.

     3.15 PERSONAL PROPERTY. Except as disclosed in Section 3.15 of the Disclosure Statement, Seller has good title to all of its personal property and other assets, tangible and intangible, including all property reflected in the Balance Sheet (or that has been fully depreciated) or acquired after the date of the Balance Sheet, except as since sold or otherwise disposed of in the Ordinary Course of Business, subject to no security interest, mortgage, pledge, lien, encumbrance, charge, obligation, assignment, leasing, or other restriction. Subject to liens on personal property in the Ordinary Course of Business, all personal property will be in the possession of Seller on the Closing. The Shareholders have provided Buyer with a true and complete copy of each personal property lease.

     3.16 CONDITION OF ASSETS. The real and personal property (whether owned or leased) of Seller are in good and operable condition and repair, normal wear and tear excepted.

     3.17 INTELLECTUAL PROPERTY. Seller owns the entire right, title, and interest in and to its "Intellectual Property," free and clear of all claims, liens, licenses, sublicenses, charges, or encumbrances. "INTELLECTUAL PROPERTY" includes: (a) all corporate names, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications; (b) all patents and patent applications; and (c) all copyrights in both published works and unpublished works that are material to the Business, all rights in mask works, and all know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, and blue prints. There is no infringement, or unlawful use by any person or entity, of any patents, service marks, trade names, trademarks, logos, or copyrights owned or used by Seller. Seller has not infringed or unlawfully used the patents, service marks, trade names, trademarks, logos, copyrights, or other proprietary rights of any other person or entity. Seller has proprietary rights in the trade name, trademark, and service mark "Luverne Fire Apparatus" (and all variations of that name). No patents, patent applications, service marks, trade names, trademarks, trademark registrations and applications, logos, copyrighted works, copyright registrations or applications, or grants of licenses used by Seller are subject to any pending or threatened claim or challenge, and there is no valid basis for asserting any claim or challenge. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how," and other like data are in a form and of a quality that Buyer can, following the Closing, design, produce, manufacture, assemble, and sell the products and provide the services previously provided by the Business in a manner that meets the applicable specifications and conforms with the quality standards previously met by Seller. Seller does not require any license or other proprietary right to operate the Business or to manufacture or sell Seller's products other than normal rights granted by Buyer in connection with the sale of Buyer's products.

     3.18 CONTRACTS. All agreements and other arrangements of Seller with a third party are valid and enforceable in accordance with their terms. Neither Seller nor any other party is in default or in arrears under the terms of any of those agreements. Except as set forth in Section 3.18 of the Disclosure Statement or as provided to Buyer prior to the Closing, Seller is not a party to: (a) any agreement with respect to any real property; (b) any distributor, dealer, or similar contract or commitment;
(c) any loan agreement, security agreement, mortgage, promissory note, or other similar agreement or arrangement; (d) any consulting or employment contract; (e) any contract out of the Ordinary Course of Business; (f) any contract of guaranty or indemnification; (g) any contract containing indemnification obligations (whether contingent or otherwise) of more than $10,000; or (h) any contract purporting to limit the freedom of Seller to compete in any line of business in any geographical area. Except as previously provided to Buyer, Seller has not given any power of attorney to any person, firm, or corporation for any purpose whatsoever.

     3.19 EMPLOYEE RELATIONS. Except as disclosed in Section 3.19 of the Disclosure Statement, to the knowledge of the Shareholders, there is not now in existence or pending, nor has there been within the last three years, any employment dispute of any nature, against Seller or the Shareholders. To the knowledge of the Shareholders, Seller is, and during all applicable limitation periods has been, in compliance with all applicable federal, state, local, provincial, and foreign laws, executive orders, and regulations respecting employment and employment practices. Seller is not a party to any written or oral, express or implied, collective bargaining agreement or other contract, agreement, or arrangement with any labor union or any other similar arrangement. Seller has no knowledge of any current union organizing activity. Seller is not a party to any agreement with any of Seller's present or former directors, officers, employees, or consultants with respect to conditions of employment or any form of remuneration. Seller is not a party to any agreement with any of Seller's present or former directors, officers, employees, shareholders, or consultants with respect to any subject matter whatsoever not described above. There is no pending, or to the knowledge of the Shareholders, threatened, or existing but unasserted claim against Seller for violation of any contract, agreement, or arrangement described above, nor is there any factual basis upon which a claim could be asserted. A copy of each employee policy manual and handbook provided to or governing Seller's employees are attached to the Disclosure Statement. No employee of Seller has notified Seller of an intention to terminate employment.

     3.20 EMPLOYEE BENEFIT PLANS. Except as disclosed in Section 3.20 of the Disclosure Statement, Seller does not have, and has never had, any employee pension benefit plans, employee welfare benefit plans, incentive compensation plans, benefit plans for retired employees, or any other employee benefit plans maintained by Seller, or to which Seller has made payments or contributions on behalf of its employees, including, without limitation, any plans or contracts providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, phantom stock, stock appreciation rights, restricted stock, deferred compensation, insurance, or retirement benefits of any nature, whether formal or informal, whether qualified or non-qualified, whether issued, whether funded or unfunded, and whether legally binding or not. Each plan is referred to individually as a "PLAN," and collectively as the "PLANS." True, correct, and complete copies of all Plan texts and all agreements adopted in connection with or in any way relating to the Plans (including descriptions of vacation, sickness, severance, and other personnel policies) have been delivered to Buyer. To the knowledge of the Shareholders, all Plans are, and during all applicable limitation periods have been, in compliance with all applicable laws. No Plan and no trust created under a Plan has been terminated, partially terminated, curtailed, discontinued, or merged into another Plan or trust. There are no payments that have become due from any Plan, the trusts created under the Plan, or from Seller that have not been duly paid. Seller has made full and timely payment of all required contributions to the Plans and no unfunded liability exists with respect to any Plan. Neither Seller nor any predecessor or affiliate of Seller participates in, contributes to, or is otherwise involved with, or has participated in, contributed to, or been otherwise involved with at any time in the past, any multi-employer plan. In the past three years, Seller has provided, and until the Closing shall provide, all notices required under COBRA.

     3.21 ENVIRONMENTAL MATTERS. To the best of the Shareholders' knowledge:

          3.21.1 ORDERS. Except as disclosed in Section 3.21.1 of the Disclosure Statement, there is no consent decree, consent order, or other agreement to which Seller is a party in relation to any environmental matter and no agreement is necessary for Seller's continued compliance with applicable laws and regulations. There have been no orders or notices issued that have not been fully complied with and cleared, investigations conducted, or other proceedings taken or threatened by any governmental body or other regulatory authority or any other person under or pursuant to any Environmental Law (as defined below) with respect to the Business or its assets and Seller has not received any written communications that have not been fully complied with and cleared concerning alleged violations of any Environmental Law or alleged Environmental Contamination (as defined below).

          3.21.2 PERMITS. Except as set forth in an environmental report prepared by QST Environmental, dated July 28, 1997, Seller has received all permits, licenses, and approvals, has kept all records, and has made all filings and disclosures required by Environmental Laws.

          3.21.3 PROPERTIES. To the knowledge of the Shareholders, all real or personal property that is currently, or was previously, owned, operated, leased, or used by Seller (the "PROPERTIES"), is free of Environmental Contamination, and no underground storage tanks, receptacles, or other similar containers or depositories are, or ever have been, present on any of the Properties. To the knowledge of the Shareholders, none of the Properties is listed on or being considered for listing on any list of contaminated sites maintained under any Environmental Law or is subject to or being considered for enforcement action under any Environmental Law, and none of the Properties have been designated as an area under the control of any conservation authority. To the knowledge of Shareholders, none of the buildings or improvements that Seller owns, operates, leases, or uses is constructed in whole or in part of any material that, in its present form, releases any substance, whether gaseous (including radon gas), liquid, or solid, that gives rise to liability under any Environmental Law, including, without limitation, asbestos.

          3.21.4 WASTE DISPOSAL. To the knowledge of the Shareholders, Seller has not been identified as a potentially responsible party with respect to any site at which Seller's wastes have been treated, stored, or disposed. To the knowledge of the Shareholders, no Hazardous Materials (as defined below), and no other materials intended for use or generated by Seller, have been or are used, stored, treated, or otherwise disposed of, in violation of Environmental Laws. All Hazardous Materials removed or emitted from any of the Properties as a result of operations on the Properties were and are documented, transported, and disposed of, in compliance with Environmental Laws. To the knowledge of the Shareholders, no materials including, without limitation, effluents, leachate, emissions, or Hazardous Materials, generated on or emitted from any of the Properties have caused or will cause, in whole or in part, any Environmental Contamination. Seller has not disposed of, permitted the disposal of, or knows of the disposal of any waste or Hazardous Material on any of the Properties.

          3.21.5 OTHER. To the knowledge of the Shareholders, the Business as currently conducted does not constitute a nuisance and no claim of nuisance has been made with respect to the Business by any adjoining land owner or other party. Seller has not made complaints, nor received complaints from their employees, about a nuisance caused or created by any adjoining landowner or other party.

          3.21.6  DEFINITIONS.  For purposes of this Section:
     (a) "ENVIRONMENTAL LAW" means any federal, state, local, or foreign statute, ordinance, rule, regulation, or standard relating to air quality, water quality, solid waste management, Hazardous Materials, toxic substances, or the protection of public health or protection or remediation of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); (b) "HAZARDOUS MATERIAL" means any contaminant, pollutant, or other substance defined, designated, or classified as hazardous, toxic, radioactive, or dangerous, or that is otherwise regulated by any Environmental Law; and (c) "ENVIRONMENTAL CONTAMINATION" means the presence of any Hazardous Material in, on, or under the air, soil, groundwater, or surface water, so as to result in any liabilities, fines, penalties, or remedial obligations under any Environmental Law or common law.

     3.22 LITIGATION. Except as disclosed in Section 3.22 of the Disclosure Statement, there is no suit, action, proceeding (legal, administrative, or otherwise), claim, investigation, or inquiry (by an administrative agency, governmental body, or otherwise) pending or, to the knowledge of the Shareholders, threatened, by, against, or otherwise affecting Seller or the Shareholders (in their capacity as such), or any of the capital stock, properties, assets, or business prospects of Seller, or the transactions contemplated by this Agreement, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, agency, instrumentality, arbitration tribunal, or other authority, domestic or foreign, or to which Seller or the Shareholders (in their capacity as such) are or may become a party, and, to the knowledge of the Shareholders, there is no factual basis upon which any suit, action, proceeding, claim, investigation, or inquiry could be asserted or based. To the knowledge of the Shareholders, there is no outstanding judgment, order, writ, injunction, or decree of any court, administrative agency, governmental body, or arbitration tribunal against or affecting Seller or any of the capital stock, properties, assets, or business prospects of Seller.

     3.23 PRODUCT LIABILITIES AND WARRANTIES. The Disclosure Statement sets forth (a) a specimen copy of the form of written warranties covering each product sold in the Business; and (b) a summary of any exception of such warranty given to any customer of the Business that is still in effect. The Shareholders have provided Buyer a true and complete summary of Seller's warranty experience over the past two years. Except as previously disclosed to Buyer, there have been no product liability claims covering any products sold or leased by the Business asserted against Seller during the five years before the date of this Agreement.

     3.24 INSURANCE. All of the Seller's insurance policies are outstanding and in full force, and to the extent that they are due, all premiums with respect to those policies are currently paid, and all duties of the insured under those policies have been fully discharged. Prior to Closing, the Shareholders shall provide Buyer with a list of all policies of liability, crime, fidelity, life, fire, product liability, workers' compensation, health, director and officer liability, and all other forms of insurance that Seller owns or holds, including for each policy the name of the insurer, the amount of coverage, the type of insurance, the policy number, the renewal or expiration date, and all pending claims thereunder. Seller's present insurance coverage shall remain in effect at least until the Closing.

     3.25 PERMITS AND LICENSES. All permits, licenses, orders, and approvals necessary to carry on the Business as presently conducted are identified in the Disclosure Statement and are in full force and effect and have been complied with. All fees and charges incident to those permits, licenses, orders, and approvals have been fully paid and are current, and no suspension or cancellation of any such permit, license, order, or approval has been threatened or could result by reason of the transactions contemplated by this Agreement.

     3.26 APPLICATIONS, PROXY MATERIALS, ETC.

          3.26.1 "DOCUMENT." The term "DOCUMENT," when capitalized in this Agreement, shall include: (a) any notice of meeting, letters to shareholders of Seller, proxy, proxy statement, and any other related materials to be sent to the shareholders of Seller in connection with a special shareholders' meeting (or action by written consent) related to this Agreement and the transactions contemplated by it (collectively referred to as the "PROXY MATERIALS"); and (b) any documents to be filed with any regulatory agency in connection with this Agreement.

          3.26.2 ACCURATE INFORMATION. None of the information to be supplied by or on behalf of a Shareholder or Seller for inclusion in any Document will: (a) be false or misleading with respect to any material fact; (b) omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading; or (c) fail to correct any statement or omission in any earlier filing or communication to the extent necessary to make the statements contained therein not misleading, in light of the circumstances in which they are made at the respective times such Documents are filed, supplemented, or amended, and with respect to the Proxy Materials, when they are mailed or delivered to Shareholders and at the time of Seller's special shareholders' meeting (or action by written consent).

     3.27 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the boards of directors, and committees of the boards of directors of them, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

     3.28 RELATIONSHIPS WITH RELATED PERSONS. No Seller or any "Related Person" (as defined below) of Seller has, or since the first day of the next to last completed fiscal year of Seller has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. Excluding Luverne Truck Equipment, neither Seller nor any Related Person of Seller is, or since the first day of the next to last completed fiscal year of Seller has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, any entity that has (a) had business dealings or a material financial interest in any transaction with Seller, or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a "COMPETING BUSINESS") in any market presently served by Seller. Except for employment-related agreements, neither Seller nor any Related Person of Seller is a party to any contract or agreement with, or has any claim or right against, Seller. For the purposes of this Agreement, a "RELATED PERSON" with respect to a particular individual, shall mean (a) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control of Seller; (b) any person that holds a material interest in Seller; (c) each person that serves as a director or officer of Seller; (d) any entity in which Seller holds a material interest; and (e) any person related (within the second degree) to any individual described in clause
(b) or (c) above.

     3.29 MINIMUM NET WORTH. The Closing Balance Sheet, as of the Closing, shall reflect a net worth (assets less liabilities) of at least $493,000 (which is Seller's shareholders' equity as of June 30, 1997) less the agreed upon amount of the increase in the product warranty reserve from the June 30, 1997 Balance Sheet of $42,000.

     3.30 BROKERS. Neither Seller nor the Shareholders have retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer, the Shareholders, or Seller for a commission, brokerage fee, or other compensation.

     3.31 ACCURACY OF STATEMENTS. To the knowledge of the Shareholders, no representation or warranty made by Seller or the Shareholders in this Agreement, or any information, statement, certificate, or schedule furnished, or to be furnished, to Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading. The representations and warranties of Seller and the Shareholders shall be deemed to be made as of the date of this Agreement and again as of the Closing.


             ARTICLE 4  BUYER'S REPRESENTATIONS AND WARRANTIES

          Buyer represents and warrants to the Shareholders as follows:

     4.1 BUYER'S ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

     4.2 ENFORCEABILITY. Buyer has full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement is binding upon Buyer and is enforceable against Buyer in accordance with the terms of this Agreement.

     4.3 BROKERS. Except for Roney & Co., Buyer has not retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer, the Shareholders, or Seller for a commission, brokerage fee, or other compensation.

                           ARTICLE 5  COVENANTS

     5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing or such time as this Agreement is terminated pursuant to
Article 8 (the "TERM OF THIS AGREEMENT"), the Shareholders shall, and shall cause Seller to, (a) afford Buyer and its representatives full and free access to Seller's personnel, properties (including subsurface and/or "Phase I" testing), contracts, books and records, and other documents and data, (b) furnish Buyer with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer with such additional financial, operating, and other data and information as Buyer may reasonably request.

     5.2 OPERATION OF THE BUSINESS. During the Term of this Agreement, the Shareholders shall, and shall cause Seller to:

          5.2.1 ORDINARY COURSE. Conduct the business of Seller only in the Ordinary Course of Business;

          5.2.2 GOODWILL. Use their and Seller's best efforts to preserve intact its current business organization, keep available the services of the current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller;

          5.2.3 CONFER. Confer with Buyer concerning operational matters of a material nature; and

          5.2.4 REPORT. Otherwise report periodically to Buyer concerning the status of its business, operations, and finances of Seller.

     5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, during the Term of this Agreement, Shareholders will not, and will cause Seller not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in
Section 3.9 is likely to occur.

     5.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer and Shareholders shall, and Shareholders shall cause Seller to, make all legal filings required to be made by them in order to consummate the transactions contemplated by this Agreement. During the term of this Agreement, Shareholders shall (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 3.5 of the Disclosure Statement.

     5.5 NOTIFICATION. During the Term of this Agreement and the Closing, the Shareholders will promptly notify Buyer in writing if Seller or any Shareholder becomes aware of any fact or condition that causes or constitutes a breach of any of the Shareholders' representations and warranties as of the date of this Agreement, or if Seller or any Shareholder becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition require any change in the Disclosure Statement if the Disclosure Statement were dated the date of the occurrence or discovery of any such fact or condition, the Shareholders will promptly deliver to Buyer a supplement to the Disclosure Statement specifying such change. During the same period, the Shareholders will promptly notify Buyer of the occurrence of any breach of any covenant of the Shareholders or Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Articles 6 or 7 impossible or unlikely.

     5.6 NO NEGOTIATION. Shareholders shall not, and will cause Seller and each of their respective representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Seller, or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.

     5.7 NO COMPETITION. As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to the Shareholders under this Agreement, each Shareholder agrees that:

          5.7.1 NO COMPETITION. For a period of three years after the Closing, each Shareholder shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Seller or its successors, anywhere within the United States; provided, that (a) any Shareholder may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any such enterprise, excluding Buyer, (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of

     1934, as amended; and (b) the continuing activities of any Shareholder in connection with the activities Luverne Truck Equipment as of the date of this Agreement shall not be a breach of this Section. Each Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

          5.7.2 NO SOLICITATION. For a period of five years after the Closing, each Shareholder shall not, directly or indirectly, either for himself or any other person or entity, (a) induce or attempt to induce any employee of Seller (or its successors) to leave its employ,
     (b) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Seller (or its successors), or (c) induce or attempt to induce any customer, supplier, licensee, or business relation of Seller or Buyer (or their successors) to cease doing business with Seller or Buyer (or their successors) or an affiliate of Seller or Buyer (or their successors), or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Seller or Buyer (or their successors).

In the event of a breach by a Shareholder of any covenant set forth in this Section, the term of such covenant will be extended by the period of the duration of such breach.

     5.8 RELEASE OF CLAIMS. Effective as of the Closing, each Shareholder releases and forever discharges Seller and its affiliates (collectively, the "RELEASES") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, that each of the Shareholders now has, has ever had, or may hereafter have against the Releases arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, but not limited to, any rights to indemnification or reimbursement from Seller, whether pursuant to Seller's articles of incorporation or bylaws, contract, or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that nothing contained in this Section shall operate to release any obligations of Buyer arising under this Agreement. Further, each Shareholder, as of the Closing, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

     5.9 PRE-CLOSING DISTRIBUTION OF CASH. Prior to the Closing, subject to Section 3.29, Seller may distribute to the Shareholders up to 50% of its 1997 earnings to pay federal and state tax liability of the Shareholders relating to such earnings, provided such distribution is consistent with

Seller's past practice and lawful under the South Dakota Business
Corporation Act.

     5.10 BEST EFFORTS. During the Term of this Agreement, Buyer and Shareholders shall use their best efforts to cause the conditions in Articles 6 and 7 to be satisfied.


                 ARTICLE 6 CONDITIONS PRECEDENT TO BUYER'S
                            OBLIGATION TO CLOSE

          Buyer's obligation to consummate the purchase of the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     6.1 ACCURACY OF REPRESENTATIONS. All of the Shareholders' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made at the Closing, without giving effect to any supplement to the Disclosure Statement. Further, each of the Shareholders' representations and warranties in Sections 3.3 and 3.7 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing as if made on the Closing, without giving effect to any supplement to the Disclosure Statement.

     6.2 SHAREHOLDERS' PERFORMANCE. All of the covenants and obligations that Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     6.3  CONSENTS.  Each of the consents identified in Section 3.5 and
Schedule 3.5 of the Disclosure Statement must have been obtained and must be in full force and effect.

     6.4 LEGAL OPINION. The Shareholders must have delivered an opinion of their counsel in substantially the form as set forth in EXHIBIT 6.4.

     6.5 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer: (a) estoppel certificates executed on behalf of the lessor of the Real Property Lease and each Personal Property Lease, dated as of a date not more than five days prior to the Closing; and (b) such other documents as Buyer may reasonably request for the purpose of
(i) enabling its counsel to provide the opinion referred to in Section 6.4,

(ii) evidencing the accuracy of any of the Shareholders' representations and warranties, (iii) evidencing the performance by Shareholders of, or the compliance by the Shareholders with, any covenant or obligation required to be performed or complied with by Shareholders, (iv) evidencing the satisfaction of any condition referred to in this Article 6, or
(v) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

     6.6 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer or any of its affiliates, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

     6.7 NO CLAIM REGARDING SALE PROCEEDS. There must not have been made or threatened by any person or entity any claim asserting that such person or entity is entitled to all or any portion of the consideration to be paid in connection with this Agreement.

     6.8 NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any of its affiliates to suffer any material adverse consequence under, (a) any applicable Legal Requirement, or (b) any legal requirement or order that has been published, introduced, or otherwise formally proposed by or before any governmental body.

     6.9 EMPLOYMENT AGREEMENT. Mr. Marketon must have delivered an executed employment agreement with Seller in substantially the form as set forth in EXHIBIT 6.9 (the "EMPLOYMENT AGREEMENT").



            ARTICLE 7 CONDITIONS PRECEDENT TO THE SHAREHOLDERS'
                            OBLIGATION TO CLOSE

          The Shareholders' obligation to consummate the sale of the Shares and to take the other actions required to be taken by Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shareholders, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing as if made at the Closing.

     7.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     7.3 LEGAL OPINION. Buyer must have delivered an opinion of its counsel in substantially the form as set forth in EXHIBIT 7.3.

     7.4 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to the Shareholder: such documents as the Shareholders may reasonably request for the purpose of (a) enabling their counsel to provide the opinion referred to in Section 7.3 evidencing the accuracy of any representation or warranty of Buyer, (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer,
(c) evidencing the satisfaction of any condition referred to in this
Article 7, or (d) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

     7.5 NO INJUNCTION. There must not be in effect any legal requirement or any injunction or other order that (a) prohibits the sale of the Shares and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     7.6 RELEASE OF GUARANTIES. Buyer must have delivered an agreement in substantially the form as set forth in EXHIBIT 7.6 pursuant to which Buyer agrees to reimburse fully any Shareholder for any liability or damages he or she personally incurs as a result of personal guaranties of corporate debt.

     7.7 EMPLOYMENT AGREEMENT. Buyer must have delivered the Employment Agreement, executed by Seller.


                          ARTICLE 8  TERMINATION

     8.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          8.1.1 BREACH. By either Buyer or the Shareholders if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

          8.1.2     CONDITIONS.  (a) By Buyer, if any of the conditions in
     Article 6 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing; or
     (b) by the Shareholders, if any of the conditions in Article 7 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of a Shareholder to comply with his or her obligations under this Agreement) and the Shareholders have not waived such condition on or before the Closing;

          8.1.3 CONSENT. By mutual consent of Buyer and the Shareholders; or

          8.1.4 UPSET DATE. By either Buyer or the Shareholders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1997, or such later date as the parties may agree upon.

     8.2  EFFECT OF TERMINATION.  Each party's right of termination under
Section 8.1 is in addition to any other rights he, she, or it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.3 and 10.5 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


                        ARTICLE 9  INDEMNIFICATION

     9.1 INDEMNIFICATION AND REIMBURSEMENT BY SHAREHOLDERS. The Shareholders, severally but not jointly, will indemnify and hold harmless Buyer, Seller, and their respective representatives, shareholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising from or in connection with: (a) any breach of any representation or warranty made by a Shareholder in this Agreement (without giving effect to any supplement to the Disclosure Statement), the Disclosure Statement, the supplements to the Disclosure Statement, or any other certificate or document delivered by a Shareholder pursuant to this Agreement; (b) any breach by a Shareholder of any covenant or obligation of such Shareholder in this Agreement; or (c) any product shipped or manufactured by, or any services provided by Seller prior to the Closing. The Shareholders' liability under this Section is a pro rata liability; and loss which the Shareholders incur under this Section will be borne by them in the same proportion to which they owned Luverne Common Stock as of the date of this Agreement.

     9.2 LIMITATIONS ON INDEMNIFICATION. Notwithstanding any other provisions in this Article, Buyer's (and Buyer's affiliates') right to indemnification under this Article shall be limited as follows:

          9.2.1 BASKET. The Shareholders shall not be obligated to indemnify Buyer and Buyer's affiliates unless and until, and only to the extent that, the aggregate amount of Indemnified Losses exceeds $20,000 (the "BASKET"); provided, however, that the Basket shall not apply to, and the Shareholders shall fully indemnify Buyer and Buyer's affiliates for: (a) any claim arising out of a breach of a representation or warranty relating to authorization to enter into and enforceability of this Agreement, taxes, capitalization of Seller, or environmental matters; and (b) any fraudulent or intentional breach of this Agreement or any intentional failure to perform any obligation set forth in this Agreement.

          9.2.2 INDEMNIFICATION PERIOD. Buyer's right to seek indemnification under this Article shall survive for a period of 18 months from the Closing, except that: (a) the indemnity period shall not expire, but shall survive forever, for claims with respect to representations, warranties, covenants regarding taxes, environmental matters, and the enforceability of this Agreement; and (b) with respect to any other covenant or agreement, the right to seek indemnity shall survive until the covenant or agreement expires by its terms that, in any event, shall not be deemed to have occurred before 90 days after any affected party has knowledge of a breach of the covenant or agreement. The making of a claim for indemnification under this Agreement shall toll the running of the limitation period with respect to that claim. For purposes of the preceding sentence, a claim shall be deemed made upon the commencement of an independent judicial proceeding with respect to the matter underlying the claim or receipt by any Shareholder of a written notice of claim setting forth the amount of the claim (if known by Buyer) and a general description of the facts underlying the claim.

          9.2.3 AMOUNT. No Shareholder shall be liable to Buyer for any Damages in excess of such Shareholder's pro rata share of $200,000, provided that this Section will not apply to (a) any breach of any of the Shareholders' representations and warranties of which a

     Shareholder had knowledge at any time prior to the date on which such representation and warranty is made, or (b) any intentional breach by a Shareholder of any covenant or obligation.

     9.3  THIRD-PARTY CLAIMS.

          9.3.1 NOTICE OF THIRD-PARTY CLAIMS. If any action, suit, or proceeding (including claims by federal, state, local, or foreign tax authorities) shall be threatened or commenced against Buyer in respect of which Buyer may demand indemnification under this Agreement, Buyer shall notify the Shareholders to that effect with reasonable promptness after receiving written notice of the action, suit, or proceeding, and the Shareholders shall have the opportunity (provided the Shareholders shall have acknowledged in writing that the Shareholders are obligated under the terms of this Agreement to indemnify Buyer and Buyer shall not have determined, in Buyer's sole judgment, to retain control over the action, suit, or proceeding) to defend against the action, suit, or proceeding, at the Shareholder's sole expense, subject to the limitations set forth below.

          9.3.2 DEFENSE OF CLAIMS. If the Shareholders elect to defend against an action, suit, or proceeding and Buyer does not decide to retain control of the matter, the Shareholders shall notify Buyer to that effect with reasonable promptness. Buyer shall have the right to employ Buyer's own counsel and participate in the defense of the case, but the fees and expenses of Buyer's counsel shall be at the expense of Buyer, unless (a) the employment of Buyer's counsel at the expense of the Shareholders shall have been authorized in writing by the Shareholders in connection with the defense of the action, suit, or proceeding; (b) the Shareholders shall have decided not to defend against the action, suit, or proceeding; or (c) Buyer shall have reasonably concluded that (i) Buyer's interests could only be adequately protected by Buyer's direct participation in or defense of the action, suit, or proceeding, or (ii) the action, suit, or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Article. In any case described in clause (c) of the preceding sentence, the Shareholders shall not have the right to direct the defense of the action, suit, or proceeding on behalf of Buyer, and that portion of the fees and expenses reasonably related to matters covered by the indemnity agreement contained in this Article shall be borne by the Shareholders.

          9.3.3 CONDUCT OF DEFENSE. Any party granted the right to direct the defense of a claim pursuant to this Article shall:
     (a) keep the other parties to this Agreement fully informed of the action, suit, or proceeding at all stages of the matter, whether or not represented; (b) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the action, suit, or proceeding; (c) permit the other parties to this Agreement and their counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, or proceeding; and (d) to the extent practicable, permit the other parties to this Agreement and their counsel an opportunity to review all legal papers to be submitted before the submission. Subject to an appropriate confidentiality agreement, the parties shall make available to each other and each other's counsel and accountants all of the books and records relating to the action, suit, or proceeding, and each party shall render to the other any assistance as may be reasonably required in order to insure the proper and adequate defense of the action, suit, or proceeding.

     9.4 CLAIMS BY BUYER. Buyer shall notify the Shareholders in writing with reasonable promptness after the discovery of any claim upon which Buyer will demand indemnification from the Shareholders under this Agreement. To the extent possible, the notice shall describe in reasonable detail the basis for the claim, include an itemized accounting of the claim, and provide a good faith estimate of the amount of the Indemnified Loss. Within 14 days after receipt of the notice, the Shareholders shall either reimburse Buyer for the amount of the claim (or acknowledge Buyer's right of offset) or notify Buyer of the Shareholder's intent to dispute the claim.

     9.5 REMEDIES CUMULATIVE. The remedies provided in this Article are cumulative and shall not prevent the assertion by Buyer of any other rights or the seeking of any other remedies against any Shareholder.


                            ARTICLE 10  GENERAL

     10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND INDEMNITIES. All representations, warranties, covenants, and indemnities made by any party to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party before or after the Closing. No investigation by Buyer shall in any way affect Buyer's right to rely on the representations, warranties, and covenants of the Shareholders set forth in this Agreement or any document related to this Agreement.

     10.2 ASSIGNMENT AND BENEFITS. No party to this Agreement may assign or transfer this Agreement, either directly or indirectly, by merger, liquidation, consolidation, sale of stock, change of control, operation of law, or other means, without the prior written consent of all parties to this Agreement, except that Buyer may assign all or part of Buyer's interest in this Agreement to one or more persons or entities controlling, controlled by, or under common control with Buyer. Any assignment of the obligations of this Agreement shall not release the assignor from the duty to perform the assignor's obligations under this Agreement. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and permitted assigns of each of the parties to this Agreement.

     10.3 CONFIDENTIALITY. Unless otherwise required by law, the parties to this Agreement shall not make any disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party or parties, except that each party may disclose the transactions contemplated by this Agreement to that party's professional advisers, to that party's institutional lenders, and to that party's management employees, to the extent that any of those persons or entities needs to know of the transactions in connection with the person's or entity's relationship with the disclosing party.

     10.4 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by telecopy, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

     TO BUYER:                     WITH A COPY TO:
     Spartan Motors, Inc.          Warner Norcross & Judd LLP
     1000 Reynolds Rd.             900 Old Kent Building
     P.O. Box 440                  111 Lyon Street, N.W.
     Charlotte, Michigan 48813     Grand Rapids, Michigan 49503-2489
     Attention:  President         Attention: Stephen C. Waterbury
     Fax:  (517) 543-7727          Fax:  (616) 752-2500

     TO SHAREHOLDERS:              WITH A COPY TO:
     A. Russell Melgaard           Boyce, Murphy, McDowell & Greenfield, LLP
     1200 East Birch Street        Norwest Center, Suite 600
     Brandon, SD 57005             101 N. Phillips Ave.
     Fax: (605) 582-7236           Sioux Falls, SD 57104
                                   Attention: Russ Greenfield
                                   Fax: (605) 336-0618

Any party may change that party's address by prior written notice to the other parties.

     10.5 EXPENSES. Each party to this Agreement shall pay that party's respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

     10.6 ENTIRE AGREEMENT. This Agreement, and the exhibits and schedules (including the Disclosure Statement) to this Agreement (which are incorporated in this Agreement by reference), and the agreements referred to in this Agreement, contains the entire agreement and understanding of the parties and supersede all prior agreements, negotiations, arrangements, and understandings relating to the subject matter of this Agreement.

     10.7 AMENDMENTS AND WAIVERS. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions of this Agreement may be waived, only by a written instrument signed by each party to this Agreement or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right of that party at a later time to enforce that or any other provision. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.

     10.8 NO THIRD-PARTY BENEFICIARIES. The provisions of this Agreement are solely between and for the benefit of the respective parties to this Agreement, and do not inure to the benefit of, or confer rights upon, any third party, including any employee of Buyer or Seller.

     10.9 SEVERABILITY. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 5.7 are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area (on a state-by-state or county-by-county basis), and in such lesser scope, time and geographic area, will be effective, binding and enforceable against each Shareholder.

     10.10 HEADINGS. The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not restrict or modify any of the terms or provisions of this Agreement.

     10.11 GOVERNING LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of South Dakota, as applied to contracts made and to be performed in that state, without regard to conflicts of law principles.



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
     10.12 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless otherwise expressly provided, the words "include" and "including" whenever used in this Agreement shall not limit the preceding words or terms.

     10.13 COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one document. Counterparts may be signed and delivered by a party by fax, which shall be binding on that party when faxed, with one or more copies signed in original to be later delivered by express delivery service or mail.

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                                     -30-

          This Stock Purchase Agreement is made as of August 11, 1997.


SPARTAN MOTORS, INC.
                                        /S/ A. RUSSELL MELGAARD
                                        A. RUSSELL MELGAARD
By /S/ JOHN E. SZTYKIEL
   John E. Sztykiel
   Its President and Chief              /S/ RONALD J. BACH
   Executive Officer                    RONALD J. BACH


                                        /S/ ROBERT D. POTTS
                                        ROBERT D. POTTS


                                        /S/ JOHN M. SCHULZETENBERG
                                        JOHN M. SCHULZETENBERG


                                        HELEN C. SCHNOBRICH TRUST,
                                        established December 29, 1994


                                        By /S/ ROGER SCHNOBRICH
                                           Roger Schnobrich, as Trustee


                                        /S/ PETER L. HAUSER
                                        PETER L. HAUSER


                                        /S/ BOBBI JO BRACK
                                        BOBBI JO BRACK


                                        /S/ WILLIAM J. MARKETON
                                        WILLIAM J. MARKETON












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